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                                                                    EXHIBIT 23.3


                      [Jefferies & Company Consent Letter]


         We hereby consent to the inclusion in Asset Investors Corporation's Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 dated March 9, 2000, relating to the merger of Commercial Assets, Inc. with and into Asset Investors Corporation, of our Fairness Opinion dated August 31, 1999, addressed to the Special Committee of the Board of Directors of Commercial Assets, Inc. with respect to the fairness of the consideration to be paid in the merger of Commercial Assets, Inc. and Asset Investors Corporation as Annex C and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "SUMMARY-Fairness Opinion," "SUMMARY-Summary Risk Factors," "RISK FACTORS," "BACKGROUND OF THE MERGER," "OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE OF COMMERCIAL ASSETS," and "FINANCIAL PROJECTIONS." In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

March 8, 2000                                        Sincerely,

                                                     /s/ Jefferies & Company

                                                     Jefferies & Company